(d)(1)

INVESTMENT MANAGEMENT AGREEMENT

VOYA SERIES FUND, INC.

AGREEMENT, effective as of November 18, 2014, between Voya Series Fund, Inc. (the “Company”), a Maryland corporation, and Voya Investments, LLC (the “Adviser”), limited liability company organized and existing under the laws of the State of Arizona (the “Agreement”).

WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is authorized to issue shares of common stock in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Company may offer shares of additional series in the future;

WHEREAS, the Company desires to avail itself of the services of the Adviser for the provision of advisory and management services for the Company; and

WHEREAS, the Adviser is willing to render such services to the Company;

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.                                      Appointment. The Company hereby appoints the Adviser, subject to the direction of the Board of Directors, for the period and on the terms set forth in this Agreement, to provide advisory, management, and other services, as described herein, with respect to each series of the Company (individually and collectively referred to herein as “Series”). The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

In the event the Company establishes and designates additional series with respect to which it desires to retain the Adviser to render advisory services hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Company in writing, whereupon such additional series shall become a Series hereunder.

With respect to those Series that have obtained shareholder approval, subject to the approval of the Board of Directors of the Company, the Adviser is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Adviser (each a “Sub-Adviser”). The Adviser will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement (each a “Sub-Advisory Agreement”). The Company and Adviser understand and agree that the Adviser may manage each Series in a “manager-of-managers” style with either a single or multiple sub-advisers, which contemplates that the Adviser will, among other things and pursuant to an order issued by the U.S. Securities and Exchange Commission (the “SEC”): (1) continually evaluate the performance of any Sub-Adviser to the Company; and (2) periodically make recommendations to the Company’s Board of Directors regarding the results of its evaluation and monitoring functions. The Company recognizes that, subject to the approval of the Board of Directors of the Company, a Sub-Adviser’s services may be terminated or modified and that the Adviser may appoint a new Sub-Adviser for a Series, subject to the applicable SEC order.

2.                                      Services of the Adviser. The Adviser represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and will maintain such registration for so long as required by applicable law. Subject to the general supervision of the Board of Directors of the Company, the Adviser shall provide the following advisory, management, and other services with respect to the Series:

(a)                                 Provide general investment advice and guidance with respect to the Series and provide advice and guidance to the Company’s Directors, and oversee the management of the investments of the Series and the composition of each Series’ portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, in accordance with each Series’ investment objective or objectives and policies as stated in the Company’s registration statement, as may be supplemented or amended from time to time (the “Registration Statement”), which management may be provided by others selected by the Adviser and approved by the Board of Directors as provided below or directly by the Adviser as provided in Section 3 of this Agreement;

(b)                                 Render to the Board of Directors of the Company such periodic and special reports as the Board of Directors may reasonably request; and

(c)                                  Make available its officers and employees to the Board of Directors and officers of the Company for consultation and discussions regarding the administration and management of the Series and services provided to the Company under this Agreement.

3.                                      Services of Adviser with respect to Sub-Advisers. In the event that the Adviser wishes to select others to render investment management services, the Adviser shall analyze, select and recommend for consideration and approval by the Company’s Board of Directors investment advisory firms (however organized) to provide investment advice to one or more of the Series, and, at the expense of the Adviser, engage (which engagement may also be by the Company) any such investment advisory firm to render investment advice and manage the investments of each such Series and the composition of each such Series’ portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, or any offering thereof, in accordance with the Series’ investment objective or objectives and policies as stated in the Company’s Registration Statement. The Adviser shall take the following actions in respect of the performance by the Sub-Adviser of its obligations in respect of the Fund:

(a)                                 Periodically monitor and evaluate the performance of the Sub-Advisers with respect to the investment objectives and policies of the Series, including without limitation, perform periodic detailed analysis and review of the Sub-Adviser’s investment performance in respect of the Series and in respect of other accounts managed by the Sub-Adviser with similar investment strategies;

(b)                                 prepare and present periodic reports to the Board of Directors regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of Directors may reasonably request;

(c)                                  review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of Directors;

(d)                                 review and consider any changes in the ownership or senior management of the Sub-Adviser and make appropriate reports to the Board of Directors;

(e)                                  perform periodic in-person or telephonic diligence meetings with representatives of the Sub-Adviser;

(f)                                   supervise Sub-Advisers with respect to the services that each such Sub-Adviser provides under each Sub-Adviser’s respective portfolio management agreement (each, a “Sub-Adviser Agreement”);

(g)                                  assist the Board of Directors and management of the Trust in developing and reviewing information with respect to the initial approval of the Sub-Adviser Agreement with the Sub-Adviser and annual consideration of the agreement thereafter;

(h)                                 monitor the Sub-Advisers for compliance with the investment objective or objectives, policies and restrictions of each Series, the 1940 Act, Subchapter M of the Internal Revenue Code, and if applicable, regulations under such provisions, and other applicable law;

(i)                                     if appropriate, analyze and recommend for consideration by the Company’s Board of Directors termination of a Sub-Adviser Agreement under which the Sub-Adviser provides investment advisory services to one or more of the Series;

(j)                                    identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Directors a recommendation as to any such successor, replacement, or additional Sub-Adviser;

(k)                                 designate and compensate from its own resources such personnel as the Adviser may consider necessary or appropriate to the performance of its services hereunder; and

(l)                                     perform such other review and reporting functions as the Board of Directors shall reasonably request consistent with this Agreement and applicable law.

4.                                      Investment Management Authority. In the event the Adviser wishes to render investment management services directly to a Series, then with respect to any such Series, the Adviser, subject to the supervision of the Company’s Board of Directors, will provide a continuous investment program for the Series’ portfolio and determine the composition of the assets of the Series’ portfolio, including determination of the purchase, retention, or sale, or any offering, of the securities, cash, and other investments contained in the portfolio. The Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Series’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, offered to the public, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of the Series should be held in the various securities and other investments in which it may invest, and the Adviser is hereby authorized to execute and perform such services on behalf of the Series. To the extent permitted by the investment policies of the Series, the Adviser shall make decisions for the Series as to foreign currency matters and make determinations as to, and execute and perform, foreign currency exchange contracts on behalf of the Series. The Adviser will provide the services under this Agreement in accordance with the Series’ investment objective or objectives, policies, and restrictions as stated in the Company’s Registration Statement filed with the SEC, as amended. Furthermore:

(a)                                 The Adviser will manage the Series so that each will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. In managing the Series in accordance with these requirements, the Adviser shall be entitled to receive and act upon advice of counsel to the Company or counsel to the Adviser.

(b)                                 The Adviser will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Company’s Board of Directors, and the provisions of the Registration Statement.

(c)                                  On occasions when the Adviser deems the purchase or sale of a security to be in the interest of the Series as well as any other investment advisory clients, the Adviser may, to the extent permitted by applicable laws and regulations and any applicable procedures adopted by the Company’s Board of Directors, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser in the exercise of its fiduciary obligations to the Company and to such other clients.

(d)                                 In connection with the purchase and sale of securities of the Series, the Adviser will arrange for the transmission to the custodian for the Company on a daily basis, of such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian to perform its administrative and recordkeeping responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Adviser will arrange for the prompt transmission of the confirmation of such trades to the Company’s custodian.

(e)                                  The Adviser will assist the custodian or portfolio accounting agent for the Company in determining, consistent with the procedures and policies stated in the Registration Statement for the Company and any applicable procedures adopted by the Company’s Board of Directors, the value of any portfolio securities or other assets of the Series for which the custodian or portfolio accounting agent seeks assistance or review from the Adviser.

(f)                                   The Adviser will make available to the Company, promptly upon request, any of the Series’ or the Adviser’s investment records and ledgers as are necessary to assist the Company in complying with the requirements of the 1940 Act, as well as other applicable laws. The Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services which may be requested in order to ascertain whether the operations of the Company are being conducted in a manner consistent with applicable laws and regulations.

(g)                                  The Adviser will regularly report to the Company’s Board of Directors on the investment program for the Series and the issuers and securities represented in the Series’ portfolio, and will furnish the Company’s Board of Directors with respect to the Series such periodic and special reports as the Directors may reasonably request.

(h)                                 In connection with its responsibilities under this Section 3, the Adviser is responsible for decisions to buy and sell securities and other investments for the Series’ portfolio, broker-dealer selection, and negotiation of commission rates. The Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution for the Series, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Company, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, execution capabilities and operational facilities of the firms involved, and the firm’s risk in positioning a block of securities. Accordingly, the price to the Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Adviser in the exercise of its fiduciary obligations to the Company, by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Directors may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Series and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards and in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, the Adviser is further authorized to allocate the orders placed by it on behalf of the Series to the Adviser if it is registered as a broker-dealer with the SEC, to an affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material or other services to the Series, the Adviser or an affiliate of the Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine consistent with the above standards, and the Adviser will report on said allocation regularly to the Board of Directors of the Company indicating the broker-dealers to which such allocations have been made and the basis therefor.

5.                                      Conformity with Applicable Law. The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement of the

Company and with the instructions and directions of the Board of Directors of the Company and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

6.                                      Exclusivity. The services of the Adviser to the Company under this Agreement are not to be deemed exclusive, and the Adviser, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Series) and to engage in other activities, so long as its services hereunder are not impaired thereby.

7.                                      Records. The Company agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Company with respect to the Series by the 1940 Act. The Adviser further agrees that all records of the Series are the property of the Company and, to the extent held by the Adviser, it will promptly surrender any of such records upon request.

8.                                      Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Company under this Agreement and such expenses as are assumed by a Sub-Adviser under its Sub-Adviser Agreement. The Adviser further agrees to pay all fees payable to the Sub-Advisers, executive salaries and expenses of the Directors of the Company who are employees of the Adviser or its affiliates, and office rent of the Company. The Company shall be responsible for all of the other expenses of its operations, including, without limitation, the management fee payable hereunder; brokerage commissions; interest; legal fees and expenses of attorneys; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; the expense of obtaining quotations for calculating each Company’s net asset value; taxes, if any, and the preparation of the Company’s tax returns; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Company under federal and state laws and regulations (including the salary of employees of the Adviser engaged in the registering and qualifying of shares of the Company under federal and state laws and regulations or a pro-rata portion of the salary of employees to the extent so engaged); expenses of disposition or offering any of the portfolio securities held by a Series; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and Director meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; fees and expenses of Directors of the Company who are not employees of the Adviser or any Sub-Adviser, or their affiliates; trade association dues; insurance premiums; extraordinary expenses such as litigation expenses. To the extent the Adviser incurs any costs or performs any services which are an obligation of the Company, as set forth herein, the Company shall promptly reimburse the Adviser for such costs and expenses. To the extent the services for which the Company is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Company only to the extent of its costs for such services.

9.                                      Compensation. For the services provided by the Adviser to each Series pursuant to this Agreement, the Company will pay to the Adviser an annual fee equal to the amount specified for such Series in Schedule A hereto, payable monthly in arrears. Payment of the above fees shall be in addition to any amount paid to the Adviser for the salary of its employees for performing services which are an obligation of the Company as provided in Section 7. The fee will be appropriately pro-rated to reflect any portion of a calendar month that this Agreement is not in effect between the Company and the Adviser.

10.                               Liability of the Adviser. The Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Adviser nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Adviser nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission by a Sub-Adviser or any of the Sub-Adviser’s stockholders or partners, officers, directors, employees, or agents connected with or arising out of any services rendered under a Sub-Adviser Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Adviser’s duties under this Agreement, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series shall be enforceable against the assets and property of that Series only, and not against the assets or property of any other series of the Company.

11.                               Continuation and Termination. With respect to each Series identified as a Series on Schedule A hereto on the date of this Agreement, unless earlier terminated as provided herein with respect to any such Series, this Agreement shall continue in full force and effect for two years from the effective date of this Agreement with respect to each such Series of this Agreement. Thereafter, unless earlier terminated with respect to such a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by: (1) the vote of a majority of the Board of Directors of the Company; or (2) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series added to Schedule A hereto as a Series after the date of this Agreement, this Agreement shall become effective on the later of: (1) the date Schedule A is amended to reflect the addition of such Series as a Series under the Agreement; or (2) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Company’s Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Company or the Adviser, and the shareholders of such Series, shall have approved this Agreement. Unless earlier terminated as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by: (1) the vote of a majority of the Board of Directors of the Company; or (2) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to approve or continue this Agreement with respect to such Series notwithstanding: (1) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series; or (2) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Company, unless such approval shall be required by any other applicable law or otherwise. This Agreement may be terminated by the Company at any time, in its entirety or with respect to a Series, without the payment of any penalty, by vote of a majority of the Board of Directors of the Company or by a vote of a majority of the outstanding voting shares of the Company, or with respect to a Series, by vote of a majority of the outstanding voting shares of such Series, on sixty (60) days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Company. This Agreement will automatically and immediately terminate in the event of its “assignment” as defined in the 1940 Act.

12.                               Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares (as defined in the 1940 Act) of the Company. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board of Directors and the Adviser.

13.                               Use of Names. It is understood that the name “Voya Investments, LLC” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Adviser or its affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”) is the valuable property of the Adviser and its affiliates, and that the Trust and the Series have the right to use such Voya Marks only so long as this Agreement or any subsequent agreement with the Adviser in replacement of this Agreement shall continue with respect to such Trust and Series. Upon termination of this Agreement without its replacement by a subsequent agreement, the Trust (or Series) shall, as soon as is reasonably possible, discontinue all use of the Voya Marks and, in the case of the Trust, shall promptly amend its Declaration of Trust to change its name (if such name is included therein).

14.                               Miscellaneous.

(a)                                 This Agreement is made for the benefit of the Company and the Advisers, and is not intended to benefit any third party or be enforceable by any third party.

(b)                                 This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or any rules or order of the SEC thereunder.

(c)                                  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d)                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

(e)                                  The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA SERIES FUND, INC.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

VOYA INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA SERIES FUND, INC.

Series	Annual Investment Management Fee (as a percentage of daily net assets)

Voya Capital Allocation Fund	Direct Investments(1) 0.800% on first $500 million 0.775% on next $500 million 0.750% on next $500 million 0.725% on next $500 million 0.700% over $2 billion Underlying Funds(2) 0.080%

Voya Core Equity Research Fund	0.700% on first $250 million 0.650% on next $250 million 0.625% on next $250 million 0.600% on next $1.25 billion 0.550% over $2 billion

Voya Corporate Leaders 100 Fund	0.400% on first $500 million 0.350% on next $500 million 0.300% over $1 billion

(1)         “Direct Investments” shall mean assets which are not Underlying Funds.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

Series	Annual Investment Management Fee (as a percentage of daily net assets)

Voya Global Target Payment Fund	Direct Investments(3) 0.300% Underlying Funds(4) 0.080%

Voya Large Cap Growth Fund	0.700%

Voya Mid Cap Value Advantage Fund	0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion

Voya Money Market Fund	0.400% on first $500 million 0.350% on next $500 million 0.340% on next $1 billion 0.330% on next $1 billion 0.300% over $3 billion

Voya Small Company Fund	0.850% on first $250 million 0.800% on next $250 million 0.775% on next $250 million 0.750% on next $1.25 billion 0.725% over $2 billion

(3)         “A Direct Investment is an investment in a financial instrument issued by an issuer that is not a part of the Voya fund complex, including, but not limited to: a security issued by an investment company that is not a part of the Voya fund complex, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

(4)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.